Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	7480 Flying Cloud Drive	Fax: 952-351-3009
Minneapolis, MN 55344
For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Announces Final Maturity of 2.75% Convertible Senior Subordinated Notes due 2011

Minneapolis, September 6, 2011 — Alliant Techsystems Inc. (NYSE: ATK) today announced that the final maturity of its 2.75% Convertible Senior Subordinated Notes due 2011 (the “Notes”) is on September 15, 2011.

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

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